As filed with the Securities and Exchange Commission on July 21, 2025

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MICROBOT MEDICAL INC.

(exact name of Registrant as specified in its charter)

Delaware	94-3078125
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

25 Recreation Park Drive, Unit 108

Hingham, Massachusetts 02043

(Address of Principal Executive Offices including Zip Code)

Microbot Medical Inc. 2020 Omnibus Performance Award Plan

(Full title of the plan)

Harel Gadot, CEO

Microbot Medical Inc.

175 Derby St., Bld. 27

Hingham, Massachusetts 02043

(781) 875-3605

(Name and address, including zip code, and telephone

number, including area code, of agent for service)

Copy to:

Stephen E. Fox, Esq.

Samantha Guido, Esq.

Ruskin Moscou Faltischek, P.C.

1425 RXR Plaza, East Tower, 15th Floor

Uniondale, New York 11556

(516) 663-6580

(516) 663-6780 (facsimile)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Microbot Medical Inc. (the “Company”) pursuant to General Instruction E to Form S-8, under the Securities Act of 1933, as amended, to register an additional 3,791,019 shares of common stock, par value $0.01 per share (“Common Stock”), issuable under the Microbot Medical Inc. 2020 Omnibus Performance Award Plan, as amended (the “Plan”). Since the Plan was adopted on July 17, 2020 by the Company’s Board of Directors, the Company’s stockholders approved amendments to the Plan most recently on June 10, 2025, which increased the aggregate number of shares available for issuance under the Plan by 2,591,019 shares of Common Stock.

The information contained in the Company’s registration statements on Form S-8 filed with the Securities and Exchange Commission on November 25, 2020 (SEC File Number 333-250963), together with all exhibits filed therewith or incorporated therein by reference, are hereby incorporated by reference pursuant to General Instruction E to Form S-8, and the shares of Common Stock registered hereunder are in addition to the shares of Common Stock registered on such registration statement.

Also included in Part I of this Form S-8 is a reoffer prospectus that the Company has prepared in accordance with Part I of Form S-3 under the Securities Act. The reoffer prospectus may be utilized for reofferings and resales by selling stockholders of up to 2,009,697 shares of Common Stock issued pursuant to the Plan. (In the event of a future anti-dilution adjustment relating to the Common Stock, the number of shares set forth in the reoffer prospectus will be appropriately adjusted.) Pursuant to Instruction C of Form S-8, the reoffer prospectus may be used for reoffers or resales of shares which are deemed to be “control securities” or “restricted securities” under the Securities Act that have been acquired by the selling stockholders identified in the reoffer prospectus. These securities may be reoffered and resold on a continuous or delayed basis in the future under Rule 415 under the Securities Act. The number of shares included in the reoffer prospectus represents the total number of shares that may be acquired by the selling stockholders upon exercise of options issued under the Plan and does not necessarily represent a present intention to sell all such shares.

Part II of this Form S-8 contains information required in the registration statement pursuant to Part II of Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to employees participating in the Microbot Medical Inc. 2020 Omnibus Performance Award Plan, as amended, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”). These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

REOFFER PROSPECTUS

Up to 2,009,697 Shares of Common Stock

Under the Plan

This reoffer prospectus (the “Reoffer Prospectus”) relates to the offer and sale from time to time by certain selling stockholders named in this Reoffer Prospectus (the “Selling Stockholders”), or their permitted transferees, of up to 2,009,697 shares of Common Stock of the Company. This Reoffer Prospectus covers the offer and sale by the Selling Stockholders of up to 2,009,697 shares of Common Stock underlying stock options previously granted to the Selling Stockholders pursuant to the Plan.

We are not offering any shares of Common Stock and will not receive any proceeds from the sale of the shares of Common Stock by the Selling Stockholders pursuant to this Reoffer Prospectus. The Selling Stockholders are “affiliates” of the Company (as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)).

Subject to other restrictions on them, the Selling Stockholders may from time to time (including in the case of shares of Common Stock offered hereby under stock options, upon vesting and/or exercise) sell, transfer or otherwise dispose of any or all of the shares of Common Stock covered by this Reoffer Prospectus in various types of transactions, including through underwriters or dealers, directly to purchasers (or a single purchaser) or through broker-dealers or agents. If underwriters or dealers are used to sell the shares of Common Stock, we will name them and describe their compensation in a prospectus supplement. The shares of Common Stock may be sold in one or more transactions at fixed prices, prevailing market prices at the time of sale, prices related to the prevailing market prices, varying prices determined at the time of sale or negotiated prices. We do not know when or in what amount the Selling Stockholders may offer the shares of Common Stock for sale. The Selling Stockholders may sell any, all or none of the shares of Common Stock offered by this Reoffer Prospectus. See “Plan of Distribution” beginning on page 12 for more information about how the Selling Stockholders may sell or dispose of the shares of Common Stock covered by this Reoffer Prospectus.

Before their sale under this Reoffer Prospectus, the shares of Common Stock covered by this Reoffer Prospectus are “control securities” or “restricted securities,” within the meaning of Instruction C to Form S-8 under the Securities Act. This Reoffer Prospectus has been prepared for the purposes of registering the shares of Common Stock under the Securities Act to allow for future sales by the Selling Stockholders on a continuous or delayed basis to the public without restriction.

Our Common Stock is listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “MBOT.” On July 18, 2025, the closing price of our Common Stock was $2.47 per share.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 6 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 21, 2025.

 Neither we nor the Selling Stockholders have authorized anyone to provide any information or to make any representations other than those contained in this Reoffer Prospectus or any accompanying prospectus supplement that we have prepared. We and the Selling Stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This Reoffer Prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Reoffer Prospectus or any applicable prospectus supplement. This Reoffer Prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this Reoffer Prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this Reoffer Prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Reoffer Prospectus and any prospectus supplement contain certain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “potentially,” “likely,” and similar expressions and variations thereof are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Those statements appear in this Reoffer Prospectus, particularly in the section titled “Risk Factors” and include statements regarding the intent, belief or current expectations of our management that are subject to known and unknown risks, uncertainties and assumptions. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we do not plan to publicly update or revise any forward-looking statements contained herein after we distribute this Reoffer Prospectus, whether as a result of any new information, future events or otherwise.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of such statements, and although we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted a thorough inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

PROSPECTUS SUMMARY

This summary highlights certain information about us and this offering contained elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in shares of our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in our securities, you should read the entire prospectus carefully, including “Risk Factors” beginning on page 6, and the consolidated financial statements and related notes and the other information included in this prospectus.

Overview

We are a pre-commercial, clinical-stage medical device company specializing in the research, design and development of next generation robotic endoluminal surgery devices targeting the minimally invasive surgery space. We are primarily focused on leveraging our robotic technologies with the goal of redefining surgical robotics while improving surgical outcomes for patients.

Using our LIBERTY® technological platform, we are developing the first ever fully disposable robot for various endovascular interventional procedures. The LIBERTY® Endovascular Robotic Surgical System is designed to maneuver guidewires and over-the-wire devices (such as microcatheters) within the body’s vasculature. It is intended for the remote delivery and manipulation of guidewires and catheters, and remote manipulation of guide catheters to facilitate navigation to anatomical targets in the peripheral vasculature. It is designed to eliminate the need for extensive capital equipment requiring dedicated Cath-lab rooms as well as dedicated staff.

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ATM Offering

On June 10, 2021, we entered into an At-the-Market Offering Agreement, as amended on July 1, 2024 (the “ATM Agreement”) with Wainwright as sales agent, in connection with an “at the market offering” under which we may offer and sell, from time to time in our sole discretion, shares of our common stock having an aggregate offering price of up to $4,819,905 at market prices or as otherwise agreed with Wainwright. The compensation to Wainwright for sales of the shares is a placement fee of 3.0% of the gross sales price of the shares of common stock sold pursuant to the ATM Agreement.

In connection with entering into the ATM Agreement, on July 1, 2024, we filed with the SEC a prospectus supplement relating to the offer, issuance and sale of up to $4,819,905 of our shares of common stock pursuant to the ATM Agreement.

Through January 7, 2025, we issued and sold an aggregate of 4,276,486 shares of our common stock pursuant to the ATM Agreement, for total gross proceeds of $4,819,278 before deducting aggregate placement fees of $144,578. Accordingly, we are no longer selling any further shares of our common stock under the ATM Agreement.

510(k) Premarket Notification Submission

On December 10, 2024, we announced that we submitted a 510(k) premarket notification to the U.S. Food and Drug Administration (FDA) for our LIBERTY® Endovascular Robotic System. The 510(k) submission follows the successful completion of our multi-center, single-arm, trial to evaluate the performance and safety of LIBERTY® in human subjects undergoing Peripheral Vascular Interventions.

We anticipate FDA marketing clearance during the third quarter of 2025, with U.S. commercialization activities expected to commence after the clearance.

Israel-Hamas War

On October 7, 2023, the State of Israel, where our research and development and other operations are primarily based, suffered a surprise attack by hostile forces from Gaza, which led to Israeli military operation at first in Gaza and then in Lebanon. These military operations and related activities, such as the recent collapse of the Assad regime in Syria and Israel’s subsequent military operations in Syria, the recent escalation of military operations by and against the Houthis in Yemen and the Iranian regime, are on-going as of the date of this prospectus, although there have been temporary cease fires in such military operations from time to time.

We have considered various ongoing risks relating to the military operations and related matters, including:

●	That some of our Israeli subcontractors, vendors, suppliers and other companies in which the Company relies, are currently only partially active, as instructed by the relevant authorities; and

●	A slowdown in the number of international flights in and out of Israel.

We are closely monitoring how the military operations and related activities could adversely affect our anticipated milestones and our Israel-based activities to support future clinical and regulatory milestones, including our ability to import materials that are required to construct the Company’s devices and to ship them outside of Israel. As of the date of this prospectus, we have determined that there have not been any materially adverse effects on our business or operations, but we continue to monitor the situation, as any collapse of a cease-fire with any nation or group hostile to Israel from time to time or any future escalation or change could result in a material adverse effect on the ability of our Israeli office to support the Company’s clinical and regulatory activities. We do not have any specific contingency plans in the event of any such escalation or change.

Technological Platforms

LIBERTY® Endovascular Robotic Surgical System

The LIBERTY® Endovascular Robotic Surgical System features a unique compact design with the capability to be operated remotely, reduce radiation exposure and physical strain to the physician, as well as the potential to eliminate the use of multiple consumables when used with its NovaCross® platform or possibly other guidewire/microcatheter technologies.

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The LIBERTY® Endovascular Robotic Surgical System is designed to maneuver guidewires and over-the-wire devices (such as microcatheters) within the body’s vasculature. It eliminates the need for extensive capital equipment requiring dedicated Cath-lab rooms as well as dedicated staff.

We believe the addressable markets for the LIBERTY® Endovascular Robotic Surgical System in its current version includes the peripheral interventional radiology market, with future versions expected to include the Interventional Cardiology and Interventional Neuroradiology markets.

The unique characteristics of the LIBERTY® Endovascular Robotic Surgical System - compact, mobile, disposable and remotely controlled – also may open the opportunity of expanding telerobotic interventions to patients with limited access to life-saving procedures.

The LIBERTY® Endovascular Robotic Surgical System is being designed to have the following attributes:

●	Compact size - Eliminates the need for large capital equipment in dedicated cath-lab rooms with dedicated staff.

●	Fully disposable - To our knowledge, the first fully disposable, robotic system for endovascular procedures.

●	One & Done® - Has the potential to be compatible with Microbot’s NitiLoop’s NovaCross® products or possibly other instruments that combines guidewire and microcatheter into a single device. We are currently evaluating this combination in different applications.

●	State of the art maneuverability - Provides linear and rotational control of its guidewire, as well as linear and rotational control of a guide catheter, and the linear motion for an additional microcatheter (“over the wire”) device.

●	Compatibility with a wide range of commercially-available guidewires, microcatheters and guide-catheters.

●	Enhanced operator safety and comfort - Aims to reduce exposure to ionizing radiation and reduce physical strain due to the need for heavy lead vests otherwise to be worn during procedures.

●	Ease of use - Its intuitive remote controls aims to simplify advanced procedures while shortening the physician’s learning curve.

●	Telemedicine capability – May serve as a platform for supporting tele-catheterization, carried out remotely by highly trained specialists. The Company’s research collaboration with Corewell Health™ has demonstrated the feasibility of using the LIBERTY® Endovascular Robotic System between separate and remote facilities in a coronary simulation model. The project assesses the feasibility of using LIBERTY® to perform simulated cardiovascular interventional procedures across two sites within the Corewell Health™ system located 5 miles apart. The telesurgery feature of LIBERTY® is still being evaluated and is not covered under the Company’s pending 510(k) premarket submission with the U.S. Food and Drug Administration.

On August 17, 2020, Microbot announced the successful conclusion of its feasibility animal study using the LIBERTY® Endovascular Robotic Surgical System. The study met all of its end points with no intraoperative adverse events, which supports Microbot’s objectives to allow physicians to conduct a catheter-based procedure from outside the catheterization laboratory (cath-lab), avoiding radiation exposure, physical strain and the risk of cross contamination. The study was performed by two leading physicians in the neuro vascular and peripheral vascular intervention spaces, and the results demonstrated robust navigation capabilities, intuitive usability and accurate deployment of embolic agents, most of which was conducted remotely from the cath-lab’s control room.

On May 3, 2023, we announced that the LIBERTY® Endovascular Robotic Surgical System has surpassed its 100th catheterization during multiple preclinical studies, with a 95% success rate of reaching pre-determined vascular targets, such as distal branches of hepatic, gastric, splenic, mesenteric, renal and hypogastric arteries. Moreover, all of the procedures were completed without notable signs of intraoperative injury.

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On June 29, 2023, we announced the successful completion of a two-day preclinical study held by leading key opinion leaders at a New York-based research lab, where they performed dozens of catheterizations, including the utilization of the LIBERTY® Endovascular Robotic Surgical System’s remote operation capabilities, to pre-determined vascular targets, with a 100% success rate of reaching the intended target with no observable on-site complications.

In October 2023, we announced the successful initial outcomes from our pivotal preclinical study with the LIBERTY® Endovascular Robotic Surgical System. The pivotal study was conducted by three leading interventional radiologists that utilized the LIBERTY® Endovascular Robotic Surgical System to reach a total of 48 animal targets. A total of 6 LIBERTY® Endovascular Robotic Surgical Systems were used in the study. All 6 LIBERTY® Endovascular Robotic Surgical Systems performed flawlessly, with 100% usability and technical success. No acute adverse events or complications were visually observed intra-operative. In December 2023, we announced that the final histopathology and lab report supplements our previous findings, and that the results of the study will support our Investigational Device Exemption (“IDE”) submission to the FDA to commence human clinical study.

On August 13, 2024, we announced that we received ISO 13485:2016 certification for our quality management system. Receiving ISO 13485 certification indicates that a company has developed and implemented robust policies and procedures for the development and manufacture of regulated medical products. This is a certification ensuring compliance with the Quality Management System (QMS) requirements of the EU Medical Devices Regulation (MDR 2017/745) and supporting our future CE Mark approval, and to ultimately allow us to market the LIBERTY® Endovascular Robotic Surgical System in Europe as well as other regions who accept the CE Mark. We anticipate CE Mark approval in the second half of 2026. However, we can give no assurance that we will meet this or any other projected milestones, if ever. In addition, in view of the recent revision published by the U.S. Food & Drug Administration (FDA) regarding the quality system management regulation and its incorporation by reference of the ISO 13485 standard, we believe it will help streamline our transition into this revised FDA regulation.

On December 10, 2024, we announced that we submitted a 510(k) premarket notification to the U.S. Food and Drug Administration (FDA) for our LIBERTY® Endovascular Robotic System. The 510(k) submission follows the successful completion of our multi-center, single-arm, trial to evaluate the performance and safety of LIBERTY® in human subjects undergoing Peripheral Vascular Interventions.

On June 9, 2025, the Company announced the continued expansion of its commercial team with the addition of Michael Lytle as the head of Sales Operations & Analytics, in preparation for the anticipated U.S. launch of the LIBERTY System, which is projected during the third quarter of 2025. The Company remains engaged with the FDA, with a 510(k) decision with respect to its LIBERTY® Endovascular Robotic System now expected during the third quarter of 2025. This updated FDA decision timeline remains within the FDA’s original scheduled review window and is not expected to affect the Company’s planned launch upon clearance.

The Company entered into an agreement with Emory University, which will allow the parties to evaluate and explore the potential for a future collaboration in connection with autonomous robotics in endovascular procedures. Under the terms of the agreement, Emory University will assume the responsibility of exploring the feasibility of integrating the LIBERTY® Endovascular Robotic Surgical System with an imaging system to create an autonomous robotic system for endovascular procedures.

NovaCross®

On October 6, 2022, we purchased substantially all of the assets, including intellectual property, devices, components and product related materials of Nitiloop Ltd., an Israeli limited liability company. The assets include intellectual property and technology in the field of intraluminal revascularization devices with anchoring mechanism and integrated microcatheter, and the products or potential products incorporating the technology owned by Nitiloop and designated by Nitiloop as “NovaCross”, “NovaCross Xtreme” and “NovaCross BTK” and any enhancements, modifications and improvements.

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Corporate Information

Our Company was incorporated on August 2, 1988 in the State of Delaware under the name Cellular Transplants, Inc. The original Certificate of Incorporation was restated on February 14, 1992 to change the name of the Company to CytoTherapeutics, Inc. On May 24, 2000, the Certificate of Incorporation as restated was further amended to change the name of the Company to StemCells, Inc. On November 28, 2016, C&RD Israel Ltd., a wholly-owned subsidiary the Company, completed its merger with and into Microbot Medical Ltd., or Microbot Israel, an Israeli corporation that then owned our assets and operated our current business, with Microbot Israel surviving as a wholly-owned subsidiary of ours. We refer to this transaction as the “Merger”. On November 28, 2016, in connection with the Merger, we changed our name from “StemCells, Inc.” to Microbot Medical Inc., and each outstanding share of Microbot Israel capital stock was converted into the right to receive shares of our common stock. In addition, all outstanding options to purchase the ordinary shares of Microbot Israel were assumed by us and converted into options to purchase shares of the common stock of Microbot Medical Inc. Prior to the Merger, we were a biopharmaceutical company that operated in one segment, the research, development, and commercialization of stem cell therapeutics and related technologies. Substantially all of the material assets relating to the stem cell business were sold on November 29, 2016. On November 29, 2016, our common stock began trading on the Nasdaq Capital Market under the symbol “MBOT”.

Our principal executive office address is 175 Derby St., Bld. 27, Hingham, MA 02043. Microbot also has an executive office at 6 Hayozma Street, Yokneam, P.O.B. 242, Israel 2069204. Our telephone number is (781) 875-3605. We maintain an Internet website at www.microbotmedical.com. The information contained on, connected to or that can be accessed via our website is not part of this prospectus. We have included our website address in this prospectus as an inactive textual reference only and not as an active hyperlink.

Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, are available free of charge through the investor relations page of our internet website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

Risk Factors

Our operations and financial results are subject to various risk and uncertainties. Before deciding to invest in our securities, you should carefully consider the factors described under “Risk Factors” beginning on page 6 of this prospectus, as well as the other information included elsewhere or incorporated by reference in this prospectus, and the risk factors described under “Part I, Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and in any subsequently-filed Quarterly Reports on Form 10-Q, and those contained in our other filings with the SEC that are incorporated by reference in this prospectus. Any of the foregoing risk factors could adversely affect our business, results of operations, financial condition and prospects. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business operations.

About this Offering

This Reoffer Prospectus relates to the public offering, which is not being underwritten, by the Selling Stockholders listed in this Reoffer Prospectus, of up to 2,009,697 shares of Common Stock underlying stock options previously granted to the Selling Stockholders as executive officers or directors, as applicable, of the Company pursuant to the Plan. Subject to the vesting and/or exercise of the shares of Common Stock offered hereby pursuant to the terms of the relevant award agreements, the Selling Stockholders may from time to time sell, transfer or otherwise dispose of any or all of the shares of Common Stock covered by this Reoffer Prospectus through underwriters or dealers, directly to purchasers (or a single purchaser) or through broker-dealers or agents. We will receive none of the proceeds from the sale of the shares of Common Stock by the Selling Stockholders. The Selling Stockholders will bear all sales commissions and similar expenses in connection with this offering. We will bear all expenses of registration incurred in connection with this Reoffer Prospectus, as well as any other expenses incurred by us in connection with the registration and offering that are not borne by the Selling Stockholders.

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RISK FACTORS

An investment in our Common Stock involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Securities and Exchange Commission (the “SEC”) on March 25, 2025, together with all of the other information appearing in or incorporated by reference into this Reoffer Prospectus. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our Common Stock could decline due to any of these risks, and, as a result, you may lose all or part of your investment. The risks we have described also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

DETERMINATION OF OFFERING PRICE

The Selling Stockholders will determine at what price they may sell the shares of Common Stock offered hereby, and such sales may be made at prevailing market prices or at privately negotiated prices. See “Plan of Distribution” below for more information.

USE OF PROCEEDS

The shares of Common Stock offered hereby are being registered for the account of the Selling Stockholders named in this Reoffer Prospectus. All proceeds from the resale of the shares of Common Stock by the Selling Shareholders will go to the Selling Stockholders and we will not receive any proceeds from such resale.

SELLING STOCKHOLDERS

The table below sets forth information concerning the Selling Stockholders. We will not receive any proceeds from the resale of shares by the Selling Stockholders.

The table below sets forth, as of July 18, 2025 (the “Determination Date”), the following: (i) the name of each person who is offering the resale of shares of Common Stock by this Reoffer Prospectus; (ii) the number of shares (and the percentage, if 1% or more) of Common Stock beneficially owned (determined in the manner described in footnote (1) to the table below) by each person; (iii) the number of shares that each Selling Stockholder may offer for sale from time to time pursuant to this Reoffer Prospectus, whether or not such Selling Stockholder has a present intention to do so (described in footnote (2) to the table below); and (iv) the number of shares (and the percentage, if 1% or more) of Common Stock each person will own after the offering, assuming they sell all of the shares of Common Stock offered in this Reoffer Prospectus. Unless otherwise indicated, beneficial ownership is direct and, subject to community property laws where applicable, the Selling Stockholder indicated has sole voting and investment power. To our knowledge, no shares of Common Stock beneficially owned by any Selling Stockholder have been pledged as security. The address for each Selling Stockholder listed in the table below is c/o Microbot Medical, Inc. 175 Derby St., Bld. 27, Hingham, MA 02043.

The Selling Stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the Selling Stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot give an estimate as to the number of shares of Common Stock that will actually be held by the Selling Stockholders upon termination of this offering, because the Selling Stockholders may offer some or all of their Common Stock under the offering contemplated by this prospectus or acquire additional shares of Common Stock. The total number of shares that may be sold hereunder will not exceed the number of shares offered hereby. Please read the section entitled “Plan of Distribution” in this Reoffer Prospectus.

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	Common Stock Beneficially Owned Prior to the Offering(1)				Common Stock Being	Common Stock Beneficially Owned After the Offering(1)(3)
Selling Stockholders	Shares		Percentage(4)		Offered(2)	Shares	Percentage(4)
Harel Gadot	1,178,927	(5)	2.87%		1,009,567	424,360	1.05%
Tal Wenderow	80,248	(6)	*	%	114,426	4,902	*	%
Prattipati Laxminarain	86,935	(7)	*	%	114,426	11,589	*	%
Scott R. Burell	86,935	(7)	*	%	114,426	11,589	*	%
Aileen Stockburger	81,839	(8)	*	%	114,426	6,493	*	%
Martin J. Madden	86,935	(7)	*	%	114,426	11,589	*	%
Simon Sharon	137,982	(9)	*	%	165,000	24,170	*	%
Rachel Vaknin	96,831	(10)	*	%	148,000	-	-%
Juan Diaz-Cartelle	46,250	(11)	*	%	95,000	-	-%
David J. Wilson	-		*	%	20,000	-	-%

* Less than 1%

(1)	Reflects shares of Common Stock included in the footnote next to the Selling Stockholder’s name that the Selling Stockholder “beneficially owns,” meaning all shares of Common Stock over which the Selling Stockholder possesses sole or shared voting or investment power or has right to acquire such power within 60 days of the Determination Date (such as through the exercise of stock options). Shares subject to options that vest or are exercisable within 60 days of the Determination Date are considered outstanding and beneficially owned by the Selling Stockholder holding such options for the purpose of computing the ownership and percentage ownership of that Selling Stockholder, but are not treated as outstanding for the purpose of computing the ownership or percentage ownership of any other Selling Stockholder.

(2)	Reflects shares of Common Stock offered under this Reoffer Prospectus, which underlie stock options previously granted to the Selling Stockholders pursuant to the Plan and that vest and/or become exercisable in accordance with the terms of the agreements for such awards. This includes both shares of Common Stock from previously-granted stock options that are considered “beneficially owned” as in footnote 1, as well as shares underlying previously-granted stock options that vest and/or become exercisable more than 60 days after the Determination Date.

(3)	Assumes that all of the shares of Common Stock held by each Selling Stockholder and being offered under this Reoffer Prospectus are sold, and that no Selling Stockholder will acquire or beneficially own additional shares of Common Stock before the completion of this offering.

(4)	Percentage of beneficial ownership is based on, as of the Determination Date, 39,991,652 shares of Common Stock issued and outstanding.

(5)	Includes (i) 136,847 shares of our common stock owned by MEDX Ventures Group LLC, and (ii) 1,042,080 shares of our common stock issuable upon the exercise of options granted to Mr. Gadot. Mr. Gadot is the Chief Executive Officer, Company Group Chairman and majority equity owner of MEDX Venture Group, LLC and thus may be deemed to share voting and investment power over the shares and options beneficially owned by this entity.

(6)	Includes 80,248 shares of our common stock issuable upon the exercise of options granted.

(7)	Includes 86,935 shares of our common stock issuable upon the exercise of options granted.

(8)	Includes 81,839 shares of our common stock issuable upon the exercise of options granted.

(9)	Includes 137,982 shares of our common stock issuable upon the exercise of options granted.

(10)	Includes 96,831 shares of our common stock issuable upon the exercise of options granted.

(11)	Includes 46,250 shares of our common stock issuable upon the exercise of options granted

7

Material Relationships with the Selling Stockholders

Executive Employment Agreements

Harel Gadot Employment Agreement

The Company entered into an employment agreement (the “Gadot Agreement”) with Harel Gadot on November 28, 2016, as amended most recently on January 26, 2022, to serve as the Company’s Chairman of the Board of Directors and Chief Executive Officer, on an indefinite basis subject to the termination provisions described in the Agreement. The salary is reviewed on an annual basis by the Compensation Committee of the Company to determine potential increases taking into account such performance metrics and criteria as established by Mr. Gadot and the Company. For the fiscal year ending December 31, 2025, Mr. Gadot’s annual salary is $556,972.

Effective as of January 26, 2022, Mr. Gadot shall also be entitled to receive a target annual cash bonus of up to a maximum amount of 75% of base salary, which maximum amount of $397,837 was paid in 2025 for the 2024 fiscal year. In January 2025, the Compensation Committee authorized the payment to Mr. Gadot of a special bonus in the amount of approximately $150,000.

Mr. Gadot shall be further entitled to a monthly automobile allowance and tax gross up on such allowance of $1,150. Upon execution of the Gadot Agreement, he was granted options to purchase shares of common stock of the Company representing 5% of the issued and outstanding shares of the Company. Since then, the Compensation Committee of the Board of Directors considers the granting to Mr. Gadot of additional compensatory options on an annual basis. In February 2024, the Company granted Mr. Gadot an aggregate of 240,000 options (exclusive of the bonus options described above), of which 80,000 were performance-based options and of which 12,000 vested in accordance with their terms as of February 5, 2025.

In the event Mr. Gadot’s employment is terminated as a result of death, Mr. Gadot’s estate would be entitled to receive any earned annual salary, bonus, reimbursement of business expenses and accrued vacation, if any, that is unpaid up to the date of Mr. Gadot’s death.

In the event Mr. Gadot’s employment is terminated as a result of disability, Mr. Gadot would be entitled to receive any earned annual salary, bonus, reimbursement of business expenses and accrued vacation, if any, incurred up to the date of termination.

In the event Mr. Gadot’s employment is terminated by the Company for cause, Mr. Gadot would be entitled to receive any compensation then due and payable incurred up to the date of termination.

In the event Mr. Gadot’s employment is terminated by the Company without cause, he would be entitled to receive (i) any earned annual salary; (ii) 12 months’ pay and full benefits, (iii) a pro rata bonus equal to the maximum target bonus for that calendar year; (iv) the dollar value of unused and accrued vacation days; and (v) applicable premiums (inclusive of premiums for Mr. Gadot’s dependents) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, for twelve (12) months from the date of termination for any benefits plan sponsored by the Company. In addition, 100% of any unvested portion of his stock options shall immediately vest and become exercisable.

The agreement contains customary non-competition and non-solicitation provisions pursuant to which Mr. Gadot agrees not to compete and solicit with the Company. Mr. Gadot also agreed to customary terms regarding confidentiality and ownership of intellectual property.

8

Rachel Vaknin Employment Agreement

The Company entered into an employment agreement, dated November 22, 2021, amended as of May 15, 2023 and February 5, 2025 (as amended, the “Vaknin Agreement”), with Ms. Vaknin, to serve as the Company’s Chief Financial Officer, on an indefinite basis subject to the termination provisions described in the Vaknin Agreement. The salary is reviewed on an annual basis by the Compensation Committee of the Company to determine potential increases taking into account such performance metrics and criteria as established by the Company. For the fiscal year ending December 31, 2025, Ms. Vaknin’s annual salary is 720,000 NIS.

Ms. Vaknin shall also be entitled to receive a target annual cash bonus, based on certain milestones, of up to a maximum amount of 35% (increased from 25% in February 2024) of her annual salary. For the 2024 fiscal year, Ms. Vaknin received a cash bonus of 210,000 NIS (approximately $58,000).

Ms. Vaknin shall be further entitled to a monthly automobile allowance not to exceed NIS 1,000 per month plus expenses and applicable taxes, and originally was granted options to purchase 20,000 shares of common stock of the Company based on vesting and other terms set forth in the Vaknin Agreement. Since then, the Compensation Committee of the Board of Directors considers the granting to Ms. Vaknin of additional compensatory options on an annual basis. In February 2024, the Company granted Ms. Vaknin an aggregate of 52,500 options, of which 17,500 were performance-based options and of which 4,375 vested in accordance with their terms as of February 5, 2025.

Pursuant to the Vaknin Agreement, the Company shall pay an amount equal to 8.33% of Ms. Vaknin’s salary to be allocated for severance pay, 6.5% of Ms. Vaknin’s salary to be allocated for pension savings and 7.5% to be allocated to an educational fund. The Company may have additional payment obligations for disability insurance as specified in the Vaknin Agreement.

Either the Company or Ms. Vaknin may terminate the Vaknin Agreement at its discretion at any time by providing the other party with two months prior written notice of termination (the “Advance Notice Period”).

The Company may terminate the Vaknin Agreement “For Cause” (as defined in the Vaknin Agreement) at any time by written notice without the Advance Notice Period.

The Vaknin Agreement contains customary non-competition and non-solicit provisions pursuant to which Ms. Vaknin agrees not to compete and solicit with the Company. Ms. Vaknin also agreed to customary terms regarding confidentiality and ownership of intellectual property.

Simon Sharon Employment Agreement

The Company entered into an employment agreement, dated as of March 31, 2018 and amended pursuant to a First Amendment to Employment Agreement dated as of April 19, 2021, as further amended as of May 15, 2023 and on February 5, 2025 (as so amended, the “Sharon Agreement”), with Mr. Sharon, to serve as the Company’s Chief Technology Officer and the General Manager of Microbot Israel, on an indefinite basis subject to the termination provisions described in the Sharon Agreement.

The salary is reviewed on an annual basis by the Compensation Committee of the Company to determine potential increases taking into account such performance metrics and criteria as established by the Company.

Pursuant to the terms of the Sharon Agreement, for the fiscal year ending December 31, 2025, Mr. Sharon’s annual salary is 960,000 NIS.

Mr. Sharon shall also be entitled to receive a target annual cash bonus, based on certain milestones, of up to a maximum amount of 35% of him annual salary. For the 2024 fiscal year, Mr. Sharon received a cash bonus of approximately $85,000.

Mr. Sharon shall be further entitled to a monthly automobile allowance plus a tax gross up to cover taxes relating to the grant of such motor vehicle, and pursuant to the Sharon Agreement was initially granted options in 2018 to purchase 150,000 shares (pre-stock split) of common stock of the Company. Since then, the Compensation Committee of the Board of Directors considers the granting to Mr. Sharon of additional compensatory options on an annual basis. In February 2024, the Company granted Mr. Sharon an aggregate of 52,500 options, of which 17,500 were performance-based options and of which 8,750 vested in accordance with their terms as of February 5, 2025.

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Pursuant to the Sharon Agreement, the Company pays to (unless agreed otherwise by the parties) an insurance company or a pension fund, for Mr. Sharon, an amount equal to 8.33% of the base salary and overtime payments, which shall be allocated to a fund for severance pay, and an additional amount equal to 6.5% of the base salary and overtime payments, which shall be allocated to a provident fund or pension plan. The Company also pays an additional sum for disability insurance to insure Mr. Sharon for up to 75% of base salary and overtime payments, and 7.5% of each monthly payment to be allocated to an educational fund.

Either the Company or Mr. Sharon may terminate the Sharon Agreement without cause (as defined in the Sharon Agreement) by providing the other party with ninety days prior written notice.

The Company may terminate the Sharon Agreement for cause at any time by written notice without any advance notice.

The Sharon Agreement contains customary non-competition and non-solicit provisions pursuant to which Mr. Sharon agrees not to compete and solicit with the Company. Mr. Sharon also agreed to customary terms regarding confidentiality and ownership of intellectual property.

Juan Diaz-Cartelle Employment Agreement

We entered into an employment agreement, effective as of December 1, 2023 and as amended on February 5, 2025 (as so amended, the “Diaz-Cartelle Agreement”), with Dr. Diaz-Cartelle, to serve as Chief Medical Officer on an indefinite basis subject to the termination provisions described in the Diaz-Cartelle Agreement. Pursuant to the terms of the Agreement, Dr. Diaz-Cartelle shall receive an annual base salary, which shall be reviewed on an annual basis by the Company’s Compensation Committee, which may provide for increases as it may determine, taking into account such performance metrics and criteria of Dr. Diaz-Cartelle and the Company in its sole discretion. Pursuant to the terms of the Diaz-Cartelle Agreement, for the fiscal year ending December 31, 2025, Dr. Diaz-Cartelle’s annual salary is $367,500.

Dr. Diaz-Cartelle shall also be entitled to receive a target annual cash bonus, based on corporate performance factors established and assessed by the Compensation Committee, of up to a maximum amount of 35% (up from 30%) of his annual base salary, provided that he is employed by the Company as of December 31st of the year to which the Target Bonus relates in order to receive the Target Bonus. For the 2024 fiscal year, Dr. Diaz-Cartelle’s received a cash bonus of approximately $105,000.

Dr. Diaz-Cartelle was granted 10-year options to purchase 25,000 shares of common stock of the Company pursuant to the Company’s 2020 Omnibus Performance Award Plan, as amended, having an exercise price per share based on the closing price of the Company’s common stock on the date of grant, and which vests in total over three years. He shall also be entitled to receive additional incentive equity awards on an annual basis at the discretion of the Compensation Committee, and in February 2024, the Company granted Mr. Diaz-Cartelle an aggregate of 35,000 options, of which 17,500 were performance-based options and of which 10,500 vested in accordance with their terms as of February 5, 2025.

Subject to the terms and conditions of the Agreement, either the Company or Dr. Diaz-Cartelle shall have the right to earlier terminate Dr. Diaz-Cartelle’s employment at any time for any reason or no reason upon at least one month prior written notice.

The Company may terminate the Agreement for “Cause” (as defined in the Diaz-Cartelle Agreement) at any time by written notice, subject to Dr. Diaz-Cartelle’s right to cure as provided in the Diaz-Cartelle Agreement. Upon Dr. Diaz-Cartelle’s termination of employment for Cause, or if Dr. Diaz-Cartelle shall terminate without Good Reason (as defined below), Dr. Diaz-Cartelle shall forfeit the right to receive any and all further payments under the Diaz-Cartelle Agreement, other than the right to receive any compensation then due and payable to him through to the date of termination.

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Dr. Diaz-Cartelle may terminate the Agreement with “Good Reason” (as defined in the Diaz-Cartelle Agreement) at any time by written notice, subject to the Company’s right to cure as provided in the Diaz-Cartelle Agreement. In the event of the termination of Dr. Diaz-Cartelle’s employment by the Company without Cause or upon Dr. Diaz-Cartelle’s voluntary termination of his employment for Good Reason, (i) all amounts of base salary accrued but unpaid as of the termination date shall be paid by the Company within thirty days following the date of termination, (ii) an amount equal to the base salary on the date of termination for a period of one month (in the event such termination is on or prior to the one year anniversary of the Diaz-Cartelle Agreement) or two months (in the event such termination is subsequent to the one year anniversary of the Diaz-Cartelle Agreement) shall be paid by the Company in twelve equal monthly installments, (iii) the dollar value of unused and accrued vacation days shall be paid by the Company; and (iv) applicable premiums (inclusive of premiums for his dependents) shall be paid by the Company pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, for twelve months from the date of termination for any benefits plan sponsored by the Company.

The Company may terminate the Diaz-Cartelle Agreement as a result of any mental or physical disability or illness which results in (i) Dr. Diaz-Cartelle being unable to substantially perform his duties for a continuous period of 150 days or for periods aggregating 180 days within any period of 365 days or (ii) Dr. Diaz-Cartelle being subject to a permanent or indefinite inability to perform essential functions based on the reasonable opinion of a qualified medical provider chosen in good faith by the Company. Termination will be effective on the date designated by the Company, and Dr. Diaz-Cartelle will be paid any unpaid earned base salary, earned target bonus (if any), reimbursement of business expenses and accrued vacation, if any, and benefits through the date of termination.

The Diaz-Cartelle Agreement contains customary non-competition and non-solicit provisions pursuant to which Dr. Diaz-Cartelle agrees not to compete and solicit with the Company. Dr. Diaz-Cartelle also agreed to customary terms regarding non-disparagement, confidentiality and ownership of intellectual property.

Indemnification Agreements

The Company generally enters into indemnification agreements with each of its directors and executive officers. Pursuant to the indemnification agreements, the Company has agreed to indemnify and hold harmless these current and former directors and officers to the fullest extent permitted by the Delaware General Corporation Law. The agreements generally cover expenses that a director or officer incurs or amounts that a director or officer becomes obligated to pay because of any proceeding to which he is made or threatened to be made a party or participant by reason of his service as a current or former director, officer, employee or agent of the Company, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. The agreements also provide for the advancement of expenses to the directors and officers subject to specified conditions. There are certain exceptions to the Company’s obligation to indemnify the directors and officers, and, with certain exceptions, with respect to proceedings that he initiates.

Limits on Liability and Indemnification

We provide directors and officers insurance for our current directors and officers.

Our certificate of incorporation eliminate the personal liability of our directors to the fullest extent permitted by law. The certificate of incorporation further provide that the Company will indemnify its officers and directors to the fullest extent permitted by law. We believe that this indemnification covers at least negligence on the part of the indemnified parties. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers, and controlling persons under the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

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PLAN OF DISTRIBUTION

The shares of Common Stock covered by this Reoffer Prospectus are being registered by the Company for the account of the Selling Stockholders. The shares of Common Stock offered may be sold from time to time directly by or on behalf of each Selling Stockholder in one or more transactions on Nasdaq or any other stock exchange on which the Common Stock may be listed at the time of sale, in the over-the-counter market, in privately negotiated transactions, any other method permitted by applicable law or through a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices (which may be changed) or at negotiated prices. These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade. The Selling Stockholders may sell the Common Stock through one or more agents, brokers-dealers or directly to purchasers. Such broker-dealers may receive compensation in the form of commissions, discounts, or concessions from the Selling Stockholders and/or purchasers of the Common Stock or both. Such compensation as to a particular broker-dealer may be in excess of customary commissions. The amount of shares of Common Stock to be reoffered or resold under the Reoffer Prospectus by each Selling Stockholder and any other person with whom he or she is acting in concert for the purpose of selling Common Stock, may not exceed, during any three-month period, the amount specified in Rule 144(e) under the Securities Act.

At the time a particular offering of the Common Stock is made, a prospectus supplement, if required, will be distributed, which will set forth the name of the Selling Stockholders, the aggregate amount of the Common Stock being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers, or agents, (2) any discounts, commissions, and other terms constituting compensation from the Selling Stockholders, and (3) any discounts, commissions, or concessions allowed or reallowed to be paid to broker-dealers.

In connection with their sales, a Selling Stockholder, and any participating broker-dealer may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of Common Stock may be deemed to be underwriting discounts and commissions under the Securities Act. We are bearing all costs relating to the registration of the Common Stock. Any commissions or other fees payable to broker-dealers in connection with any sale of the Common Stock will be borne by the Selling Stockholders or other party selling such shares of Common Stock.

The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner, and size of each resale or other transfer. There is no assurance that the Selling Stockholders will sell all or a portion of the Common Stock offered hereby under this Reoffer Prospectus. Further, we cannot assure you that the Selling Stockholders will not transfer, distribute, devise, or gift the Common Stock by other means not described in this Reoffer Prospectus. In addition to any Common Stock sold hereunder, Selling Stockholders may sell Common Stock in compliance with Rule 144 when available. Sales of the Common Stock must be made by the Selling Stockholders in compliance with all applicable state and federal securities laws and regulations, including the Securities Act. The Selling Stockholders may agree to indemnify any broker, dealer, or agent that participates in transactions involving sales of the Common Stock against certain liabilities in connection with the offering of the Common Stock arising under the Securities Act. We have notified the Selling Stockholders of the need to deliver a copy of this Reoffer Prospectus in connection with any sale of the Common Stock.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) may apply to resales of shares of Common Stock and activities of the Selling Stockholders, which may limit the timing of purchases and resales of any of the shares of Common Stock by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Common Stock to engage in passive market-making activities with respect to the Common Stock. Passive market-making involves transactions in which a market maker acts as both our underwriter and as a purchaser of shares of Common Stock in the secondary market. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

Once sold under the registration statement on Form S-8, of which this Reoffer Prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

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INFORMATION INCORPORATED BY REFERENCE

The Company hereby incorporates by reference in this Reoffer Prospectus the following:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on March 25, 2025;

(b)	The Company’s Quarterly Report on Form 10-Q for its fiscal quarters ended March 31, 2025, filed with the Commission on May 14, 2025;

(c)	The Company’s Current Reports on Form 8-K, including any amendments thereto, filed with the Commission on June 9, 2025, June 11, 2025, June 17, 2025, July 17, 2025, April 23, 2025, April 17, 2025, April 15, 2025, April 9, 2025, February 25, 2025, February 12, 2025, February 11, 2025, February 10, 2025, February 7, 2025, January 27, 2025, January 24, 2025, January 10, 2025, January 7, 2025, and January 6, 2025; and

(d)	The description of the Company’s Common Stock contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on April 14, 2020, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to the registration statement to which this Reoffer Prospectus relates, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Reoffer Prospectus and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Reoffer Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Reoffer Prospectus.

Notwithstanding the foregoing, no information is incorporated by reference in this Reoffer Prospectus where such information under applicable forms and regulations of the SEC is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless the report or filing containing such information indicates that the information therein is to be considered “filed” under the Exchange Act or is to be incorporated by reference in this Reoffer Prospectus.

LEGAL MATTERS

The validity of the shares being offered under this Reoffer Prospectus by us will be passed upon for us by Ruskin Moscou Faltischek, P.C., Uniondale, New York.

EXPERTS

The consolidated financial statements of Microbot Medical Inc. as of December 31, 2024 and 2023, and for each of the two years in the period ended December 31, 2024, incorporated by reference in this Reoffer Prospectus, have been audited by Brightman Almagor Zohar & Co., a Firm in the Deloitte Global Network, an independent registered public accounting firm, as stated in their report. Such consolidated financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. SEC filings are available at the SEC’s website at http://www.sec.gov.

This Reoffer Prospectus is only part of a registration statement on Form S-8 that we have filed with the SEC under the Securities Act and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this Reoffer Prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document.

The registration statement and the documents referred to below under “Incorporation of Certain Information by Reference” are also available on our website at http://www.microbotmedical.com. We have not incorporated by reference into this Reoffer Prospectus the information on our website, and you should not consider it to be a part of this prospectus.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference

The following documents previously filed with the Commission by Microbot Medical Inc. (“we,” “us,” “our,” the “Company,” or “Microbot”) are hereby incorporated by reference in this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on March 25, 2025;

(b)	The Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2025, filed with the Commission on May 14, 2025;

(c)	The Company’s Current Reports on Form 8-K, including any amendments thereto, filed with the Commission on June 9, 2025, June 11, 2025, June 17, 2025, July 17, 2025, April 23, 2025, April 17, 2025, April 15, 2025, April 9, 2025, February 25, 2025, February 12, 2025, February 11, 2025, February 10, 2025, February 7, 2025, January 27, 2025, January 24, 2025, January 10, 2025, January 7, 2025, and January 6, 2025; and

(d)	The description of the Company’s Common Stock contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on April 14, 2020, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or subsequent to the effective date hereof and prior to the filing of a post-effective amendment hereto that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be incorporated by reference into this Registration Statement. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

You may contact the Company in writing or orally to request copies of the above-referenced filings, without charge (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference into the information incorporated by reference into this Registration Statement). Requests for such information should be directed to:

Microbot Medical Inc.

175 Derby St., Bld. 27

Hingham, Massachusetts 02043

Attn: Corporate Secretary

Phone: (781) 875-3605

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

II-1

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) permits, in general, a Delaware corporation, to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that or she is or was a director, or officer, of the corporation, or served another business enterprise in any capacity at the request of the corporation, against liability incurred in connection with such proceeding, including the expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, additionally had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation’s power to indemnify applies to actions brought by or in the right of the corporation, but only to the extent of expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit, provided that no indemnification shall be provided in such actions in the event of any adjudication of negligence or misconduct in the performance of such person’s duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply. Section 145 of the DGCL also permits, in general, a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against liability incurred by such person in such capacity, whether or not the corporation would have the power to indemnify such person against such liability.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

The Company’s restated certificate of incorporation provides that the Company’s directors shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that exculpation from liabilities is not permitted under the DGCL as in effect at the time such liability is determined. The Company’s restated certificate of incorporation further provides that the Company shall indemnify its directors and officers to the fullest extent permitted by the DGCL.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe that these indemnification provisions and insurance are necessary to attract and retain qualified directors and officers.

Indemnification Agreements

The Company has entered into indemnification agreements with each of its directors and executive officers. These indemnification agreements may require the Company, among other things, to indemnify its directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of the Company’s directors or officers, or any of its subsidiaries or any other company or enterprise to which the person provides services at our request.

II-2

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

3.1	Restated Certificate of Incorporation of the Company (1)
3.2	Certificate of Amendment to the Restated Certificate of Incorporation of the Company (2)
3.3	Certificate of Amendment to the Restated Certificate of Incorporation (3)
3.4	Certificate of Amendment to the Restated Certificate of Incorporation (4)
3.5	Amended and Restated By-Laws of the Company (5)
3.6	Certificate of Elimination (6)
3.7	Amendment to Section 5 of the Amended and Restated By-Laws of the Company (7).
3.8	Amendment to Section 2.5 of the Amended and Restated By-Laws (8)
4.1	Microbot Medical Inc. 2020 Omnibus Performance Award Plan, as amended (9)
5.1	Opinion of Ruskin Moscou Faltischek, P.C.
23.1	Consent of Brightman Almagor Zohar & Co., a firm in the Deloitte Global Network
23.2	Consent of Ruskin Moscou Faltischek, P.C. (contained in Exhibit 5.1 hereof)
24.1	Power of Attorney (included on Signature Page of this Registration Statement)
107	Filing Fee Table

(1)	Incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and filed on March 15, 2007.
(2)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on November 29, 2016.
(3)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on September 4, 2018.
(4)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on September 11, 2019.
(5)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on May 3, 2016.
(6)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on December 12, 2018.
(7)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on May 3, 2021.
(8)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on April 14, 2025.
(9)	Incorporated by reference from the Registrant’s definitive proxy statement on Schedule 14A filed with the Commission on April 29, 2025.

 Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement;

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(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification is against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hingham, Massachusetts on the 21st day of July, 2025.

MICROBOT MEDICAL INC.

By	/s/ Harel Gadot
Harel Gadot
Chairman, President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, severally constitute and appoint Harel Gadot and Rachel Vaknin, and each of them, as their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for them and in their names, places, steads, in any and all capacities, to sign this Registration Statement to be filed with the Securities and Exchange Commission and any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them singly, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, or any of them, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Harel Gadot	Chairman, President and Chief Executive Officer	July 21, 2025
Harel Gadot	(principal executive officer)

/s/ Rachel Vaknin	Chief Financial Officer	July 21, 2025
Rachel Vaknin	(principal financial and accounting officer)

Director
Tal Wenderow

/s/ Scott Burell	Director	July 21, 2025
Scott Burell

/s/ Martin Madden	Director	July 21, 2025
Martin Madden

/s/ Prattipati Laxminarain	Director	July 21, 2025
Prattipati Laxminarain

Director
Aileen Stockburger

/s/ David J. Wilson	Director	July 21, 2025
David J. Wilson

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